                                                                      Exhibit 12
                                                                      ----------
                                  CONSOLIDATED RAIL CORPORATION
                                  -----------------------------
                     COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                     --------------------------------------------------------
                                 ($ In Millions)

                            Quarters Ended    Quarters Ended   Quarters Ended    Quarters Ended      Years Ended
                               March 31,         June 30,       September 30,     December 31,       December 31,
                            --------------    --------------   --------------    --------------    ----------------
                             1997    1996    1997(1)  1996     1997   1996        1997   1996      1997  1996  1995
                             ----    ----    ----     ----     ----   ----        ----   ----      ----  ----  ----
Earnings
--------
  Pre-tax income (loss)      $ 96    $ 47   $(250)    $ 34     $198   $212        $192   $223      $236  $516  $381
    Add:
      Interest expense         42      44      42       44       41     43          40     43       165   174   185
      Rental expense
       interest factor         16      15      11       13       10     12          10     11        47    51    53
    Less equity in
     undistributed
     earnings of 20-50%
     owned companies           (5)     (4)     (7)      (3)      (5)    (5)         (3)    (8)      (20)  (20)  (19)
                             ----    ----   -----     ----     ----   ----        ----   ----      ----  ----  ----
Earnings available for
 fixed charges               $149    $102   $(204)    $ 88     $244   $262        $239   $269      $428  $721  $600
                             ====    ====   =====     ====     ====   ====        ====   ====      ====  ====  ====
Fixed Charges
-------------
  Interest expense             42      44      42       44       41     43          40     43       165   174   185
  Rental expense interest
   factor                      16      15      11       13       10     12          10     11        47    51    53
                             ----    ----   -----     ----     ----   ----        ----   ----      ----  ----  ----
Fixed charges                $ 58    $ 59   $  53     $ 57     $ 51   $ 55        $ 50   $ 54      $212  $225  $238
                             ====    ====   =====     ====     ====   ====        ====   ====      ====  ====  ====
Ratio of earnings to
 fixed charges               2.57x   1.73x      -     1.54x    4.78x  4.76x       4.78x  4.98x     2.02x 3.20x 2.52x
                             ====    ====   =====     ====     ====   ====        ====   ====      ====  ====  ====


Note:  For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies.  Fixed charges represent interest expense together with interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.

(1)    After the merger-related costs recognized in the second quarter of 1997, earnings available for fixed charges were inadequate by $257 million to cover fixed charges for the quarter.


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